VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL YEAR 2022 RESULTS

Consolidated net revenues totaled $147.0 million for the second quarter, an increase of 11.6% over the prior year

Company posted second quarter net income of $9.1 million, or $0.26 per diluted share; excluding certain items, non-GAAP net income totaled $9.5 million, or $0.28 per diluted share

Balance sheet remains strong, with cash, cash equivalents, and investments over $76 million, and no debt

Management updates annual guidance for fiscal year ending January 29, 2022

FORT WAYNE, Ind., September 1, 2021 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the second quarter ended July 31, 2021.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. “Vera Bradley” on a stand-alone basis refers only to the Vera Bradley brand.

Second Quarter Comments

Rob Wallstrom, Chief Executive Officer of Vera Bradley, Inc., noted, “We posted a consolidated year-over-year second quarter revenue increase of nearly 12%. On a comparable basis, Vera Bradley was essentially back to its pre-pandemic Fiscal 2020 second quarter revenue level, and Pura Vida was up nearly 7% over the second quarter of Fiscal 2020.

“Second quarter Vera Bradley brand revenues continued to improve as customers responded to product innovation, stores were fully operational, and sales of travel-related products rebounded, despite anniversarying exceptionally strong mask sales from the prior year.”

Wallstrom continued, “However, we experienced two major factors that impacted our second quarter results. First, the Apple iOS 14.5 update negatively affected Pura Vida revenues, primarily due to the impact it had on the effectiveness of Facebook and Instagram advertising. The Facebook and Instagram platforms have been our primary marketing vehicles to drive sales, and Pura Vida has maintained a market-leading position, consistently ranking as the number-one engaged brand in the jewelry category on Instagram. Our team is working diligently to quickly diversify a portion of our marketing resources to other platforms, and consequently, we began to see Pura Vida direct-to-consumer sales volume build momentum throughout the balance of the second quarter and into the beginning of the third. We expect Pura Vida revenues will continue to rebound in the second half of the year.

“Second, like much of the industry, at Vera Bradley, we continued to experience supply chain challenges and significantly increased freight and tariff expenses that put meaningful pressure on gross margin in the quarter. We expect these pressures to continue for the moderate term.

“We were once again able to diligently manage our SG&A expenses, and our balance sheet and cash flow remained strong.”

Looking Ahead

“With our strong first quarter performance, Fiscal 2022 is off to a solid start, with year-to-date earnings well ahead of last year and even ahead of where we were in Fiscal 2020, pre-pandemic,” Wallstrom added. “We realize we will continue to face certain headwinds and uncertainties for the balance of the year, but also know that both of our lifestyle brands have significant long-term growth opportunities ahead, well beyond their core product categories. We are on track and remain committed to our vision to be a purpose-driven, multi-lifestyle brand, high-growth company.

“As a reminder, for Fiscal 2022, the four key growth drivers for Vera Bradley, Inc. are:
1.Driving our digital-first strategy, by evolving the digital distribution of our products and further refining and utilizing digital experiences to serve our customers. This will be supported by continuously refining our technology, developing business process and technology platforms to improve agility, data-based decision making, customer centricity, and speed-to-market.
2.Enhancing our product innovation pipeline, collaborations, and category extensions to attract new customers and increase share of wallet with existing customers.
3.Building our community, through marketing and by creating an impactful, positive brand movement that not only enhances lives but deepens our customers’ brand loyalty.
4.Evolving our distribution channels, by focusing on future growth opportunities and addressing the drastically changing retail environment and the consumer marketplace.

“Our strong cash position, debt-free balance sheet, and ability to generate free cash flow will allow us to continue to invest in both our Vera Bradley and Pura Vida brands and seek out appropriate acquisitions of other comfortable, affordable, purpose-driven brands over time. We have a vision for the future of our Company and a clear path to achieve this vision. Our team is focused, our balance sheet is solid, our brands are strong, and we are positioned for long-term growth,” Wallstrom concluded.

Summary of Financial Performance for the Second Quarter

Consolidated net revenues totaled $147.0 million for the current year second quarter, an increase of 11.6% over $131.8 million in the prior year second quarter.

For the current year second quarter, Vera Bradley, Inc.’s consolidated net income totaled $9.1 million, or $0.26 per diluted share. These results included $0.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated second quarter net income totaled $9.5 million, or $0.28 per diluted share.

For the prior year second quarter, Vera Bradley, Inc.’s consolidated net income totaled $7.2 million, or $0.42 per diluted share. These results included $3.7 million of net after tax charges, comprised of $1.5 million of intangible asset amortization, $1.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), as well as $1.1 million for a change in the income tax estimate related to the first quarter charges. In addition, the Company increased the Vera Bradley, Inc. income used in the numerator of the earnings per share calculation as a result of the change in the cumulative Accounting Standard Codification (“ASC”) 480 measurement adjustment associated with the redeemable noncontrolling interest. The increase in Vera Bradley, Inc.’s income totaled $6.8 million which resulted in a $0.20 benefit to diluted earnings per share for the prior year second quarter. On a non-GAAP basis, excluding these items, Vera Bradley, Inc.’s consolidated prior year second quarter net income totaled $10.9 million, or $0.32 per diluted share.

Summary of Financial Performance for the Six Months

Consolidated net revenues totaled $256.1 million for the current year six months ended July 31, 2021, compared to $201.1 million in the prior year six-month period ended August 1, 2020.

For the current year six months, Vera Bradley, Inc’s consolidated net income totaled $6.9 million, or $0.20 per diluted share. These results included $0.9 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income totaled $7.8 million, or $0.23 per diluted share, for the six months.

For the prior year six months, Vera Bradley, Inc.’s consolidated net loss totaled ($8.1) million, or ($0.24) per diluted share. These results included $8.8 million of net after tax charges, comprised of $2.7 million of impairment charges, $2.7 million of intangible asset amortization, $2.1 million of Project Novus expenses, $0.9 million of charges related to the cancellation of certain purchase orders as a result of COVID-19, a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exist costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the prior year six months totaled $0.7 million, or $0.02 per diluted share.

Non-GAAP Numbers

The current year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined intangible asset amortization. The prior year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined impairment charges, intangible asset amortization, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19.

Second Quarter Details

Current year second quarter Vera Bradley Direct segment revenues totaled $97.1 million, a 19.6% increase over $81.2 million in the prior year second quarter. Since the Company’s stores were temporarily closed for a portion of the prior year second quarter, a comparable store sales calculation is not pertinent. The Company permanently closed 10 full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $16.8 million, a 5.1% decrease from $17.7 million in the prior year second quarter, reflecting a reduction in orders primarily related to a lower volume of mask sales, partially offset by a rebound in specialty and key account orders in other product categories that were negatively impacted by COVID-19 in the prior year.

Pura Vida segment revenues totaled $33.1 million, a 0.8% increase over $32.8 million in the prior year.

Second quarter consolidated gross profit totaled $80.4 million, or 54.6% of net revenues, compared to $79.6 million, or 60.4% of net revenues, in the prior year. In the prior year, the Company expanded its year-over-year consolidated gross profit rate by approximately 300 basis points through sales of cotton masks, which was not replicated in the current year. The current year gross profit rate was negatively impacted by higher costs for inbound and outbound freight expense. In addition, the lower margin rate reflects higher tariffs from previously duty-free countries from which the Company sources products whose “GSP” (or generalized system of preferences) duty-free status expired at the beginning of the calendar year. As has happened several times in the past, it is expected that, by year end, Congress will retroactively reinstate the duty-status of the tariffs for these countries that have been assessed so far this year.

Second quarter consolidated SG&A expense totaled $68.7 million, or 46.7% of net revenues, compared to $62.2 million, or 47.2% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $68.0 million, or 46.2% of net revenues for the current year second quarter, compared to $58.6 million, or 44.5% of net revenues, in the prior year. As expected, Vera Bradley’s current year SG&A expenses were higher than the prior year primarily due to expense reductions related to COVID-19 last year that are no longer applicable.

The Company’s second quarter consolidated operating income totaled $12.6 million, or 8.6% of net revenues, compared to $17.5 million, or 13.3% of net revenues, in the prior year second quarter. On a non-GAAP basis, the Company’s current year consolidated operating income totaled $13.4 million, or 9.1% of net revenues, compared to $21.1 million, or 16.0%, of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $23.2 million, or 23.9% of Direct net revenues, for the second quarter, compared to $22.8 million, or 28.1% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year Direct operating income totaled $23.8 million, or 29.3% of Direct revenues.
•Vera Bradley Indirect operating income was $5.6 million, or 33.3% of Indirect net revenues, for the second quarter, compared to $6.5 million, or 36.5% of Indirect net revenues, in the prior year.
•Pura Vida’s operating income was $3.2 million, or 9.8% of Pura Vida net revenues, in the current year, compared to $4.4 million, or 13.5% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $4.0 million, or 12.1% of Pura Vida net revenues, compared to $6.7 million, or 20.5% of Pura Vida net revenues, in the prior year.

Details for the Six Months

Vera Bradley Direct segment revenues for the current year six-month period totaled $163.9 million, a 38.8% increase over $118.1 million in the prior year. Since the Company’s stores were temporarily closed for a portion of the prior year first and second quarters, a comparable store sales calculation is not pertinent.

Vera Bradley Indirect segment revenues for the six months totaled $32.1 million, a 10.8% increase over $29.0 million, reflecting a rebound in specialty and key account orders from the prior year that were negatively impacted by COVID-19, partially offset by a lower volume of mask sales.

Pura Vida segment revenues totaled $60.2 million, an 11.4% increase over $54.0 million in the prior year, reflecting a rebound in wholesale account orders from the prior year that were negatively impacted by COVID-19.

Consolidated gross profit for the six months totaled $139.5 million, or 54.5% of net revenues, compared to $113.8 million, or 56.6% of net revenues, in the prior year. On a non-GAAP basis, prior year gross profit totaled $115.1 million, or 57.3% of net revenues. In the prior year, the Company significantly expanded its consolidated gross profit rate through sales of cotton masks. The current year gross profit rate was negatively affected by higher costs for inbound and outbound freight expense and the previously mentioned GSP issue.

For the six months, consolidated SG&A expense totaled $129.6 million, or 50.6% of net revenues, compared to $121.9 million, or 60.6% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $128.1 million, or 50.0% of net revenues, compared to $110.2 million, or 54.8% of net revenues, in the prior year. As expected, Vera Bradley’s SG&A current year expenses were higher than the prior year primarily due to expense reductions related to COVID-19 last year that are no longer applicable.

For the six months, the Company’s consolidated operating income totaled $10.7 million, or 4.2% of net revenues, compared to a consolidated operating loss of ($8.1) million, or (4.0%) of net revenues, in the prior year six-month period. On a non-GAAP basis, the Company’s current year consolidated operating income was $12.2 million, or 4.8% or net revenues, compared to $4.9 million, or 2.5% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $34.0 million, or 20.8% of net revenues, compared to $11.9 million, or 10.0% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year Direct operating income was $18.7 million, or 15.8% of Direct net revenues.
•Vera Bradley Indirect operating income was $10.1 million, or 31.3% of Indirect net revenues, compared to $9.2 million, or 31.9% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income totaled $9.6 million, or 33.2% of Indirect net revenues.
•Pura Vida’s operating income was $5.7 million, or 9.5% of Pura Vida net revenues, for the current year, compared to $3.6 million, or 6.7% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $7.3 million, or 12.1% of Pura Vida net revenues, for the current year, compared to $8.4 million, or 15.5% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the second quarter and six months totaled $1.8 million and $2.3 million, respectively.

Cash, cash equivalents, and investments as of July 31, 2021 totaled $76.5 million compared to $77.1 million at the end of last year’s second quarter and $65.5 million at last fiscal year end. The Company had no borrowings on its $75 million ABL credit facility at quarter end.

Total quarter-end inventory was $148.0 million, compared to $136.2 million at the end of the second quarter last year. Quarter-end inventory was higher than the prior year primarily due to additional Pura Vida inventory. Management expects year-over-year inventory should be down by approximately 5% by the end of Fiscal 2022.

There were no common stock repurchases during the second quarter of Fiscal 2022. At the end of the second quarter, the Company had approximately $32.9 million remaining under its $50.0 million share repurchase authorization which expires on December 11, 2021.

Forward Outlook

The retail environment continues to be uncertain, and future financial performance is difficult to predict. However, management is providing its estimates for the full year of Fiscal 2022 based on current expectations. Based on the Company’s second quarter performance and certain industry and economic headwinds (such as continued supply chain challenges and substantial projected inbound and outbound freight increases), management is updating its revenue and diluted earnings per share estimates for the fiscal year from its guidance previously provided on June 9, 2021.

All forward-looking guidance numbers referenced below are non-GAAP. The prior year gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization, store impairment charges, Project Novus expenses, cancellation of certain purchase orders related to the pandemic, adjustment to the Pura Vida earn-out liability, and certain department store exit costs related to the pandemic. Current year guidance excludes any similar charges.

For Fiscal 2022, the Company’s updated expectations are as follows:
•Consolidated net revenues of $550 to $565 million. Net revenues totaled $468.3 million in Fiscal 2021.
•Free cash flow of between $50 and $55 million compared to $15.0 million in the prior year.
•A consolidated gross profit percentage of 54.6% to 55.3% compared to 57.0% in Fiscal 2021. The expected rate decline relates to an abatement in mask penetration in Fiscal 2022 coupled with ongoing supply chain challenges and incremental costs for inbound and outbound freight expense. The retroactive reinstatement of GSP is included in the current year gross margin estimate.
•Consolidated SG&A expense of $260 to $266 million compared to $233.0 million in Fiscal 2021. The expected SG&A increase is primarily related to Vera Bradley stores being opened for the full year (stores were temporarily closed for between several weeks and several months in Fiscal 2021 due to the pandemic), non-comparable compensation and Cares Act savings in Fiscal 2021, and general variable increases associated with higher sales expectations.
•Consolidated operating income of $40 to $46 million compared to $34.0 million in Fiscal 2021.
•Consolidated diluted EPS of $0.80 to $0.95 based on diluted weighted-average shares outstanding of 34.6 million and an effective tax rate of approximately 21.0%. Diluted EPS totaled $0.63 last year.
•Net capital spending of approximately $8 to $10 million compared to $5.7 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including free cash flow; gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Wednesday, September 1, 2021, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 289-0571, and enter the access code 6656630. A replay will be available shortly after the conclusion of the call and remain available through September 15 , 2021. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6656630.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,000 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2021. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 31, 2021	January 30, 2021	August 1, 2020
Assets
Current assets:
Cash and cash equivalents	$75,753	$64,175	$75,568
Short-term investments	727	1,295	818
Accounts receivable, net	29,897	27,543	28,306
Inventories	148,048	141,416	136,219
Income taxes receivable	6,289	7,372	5,326
Prepaid expenses and other current assets	15,627	17,882	14,742
Total current assets	276,341	259,683	260,979
Operating right-of-use assets	86,617	88,730	104,412
Property, plant, and equipment, net	62,350	63,952	67,978
Intangible assets, net	45,759	47,296	51,591
Goodwill	44,254	44,254	44,254
Long-term investments	—	—	729
Deferred income taxes	3,294	3,530	5,896
Other assets	6,444	6,342	6,245
Total assets	$525,059	$513,787	$542,084
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,247	$27,093	$26,994
Accrued employment costs	15,465	13,648	11,028
Short-term operating lease liabilities	20,584	22,321	25,504
Other accrued liabilities	17,522	14,043	18,511
Income taxes payable	—	321	203
Total current liabilities	83,818	77,426	82,240
Long-term operating lease liabilities	87,984	91,536	105,163
Long-term debt	—	—	30,000
Other long-term liabilities	71	109	1,253
Total liabilities	171,873	169,071	218,656
Redeemable noncontrolling interest	30,364	29,809	29,654
Shareholders’ equity:
Additional paid-in-capital	106,455	105,433	101,112
Retained earnings	323,431	316,526	299,724
Accumulated other comprehensive (loss) income	(4)	8	(2)
Treasury stock	(107,060)	(107,060)	(107,060)
Total shareholders’ equity of Vera Bradley, Inc.	322,822	314,907	293,774
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$525,059	$513,787	$542,084

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net revenues	$147,048	$131,770	$256,142	$201,054
Cost of sales	66,687	52,149	116,617	87,245
Gross profit	80,361	79,621	139,525	113,809
Selling, general, and administrative expenses	68,729	62,155	129,625	121,937
Other income, net	1,016	33	789	53
Operating income (loss)	12,648	17,499	10,689	(8,075)
Interest expense, net	119	485	209	557
Income (loss) before income taxes	12,529	17,014	10,480	(8,632)
Income tax expense (benefit)	2,672	8,687	2,141	(1,422)
Net income (loss)	9,857	8,327	8,339	(7,210)
Less: Net income attributable to redeemable noncontrolling interest	807	1,111	1,434	911
Net income (loss) attributable to Vera Bradley, Inc.	$9,050	$7,216	$6,905	$(8,121)

Basic weighted-average shares outstanding	34,001	33,403	33,795	33,367
Diluted weighted-average shares outstanding	34,500	33,693	34,502	33,367

Basic net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.27	$0.42	$0.20	$(0.24)
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.26	$0.42	$0.20	$(0.24)

Reconciliation of net income (loss) available to Vera Bradley, Inc. common shareholders
Net income (loss) attributable to Vera Bradley, Inc.	$9,050	$7,216	$6,905	$(8,121)
Excess portion of redeemable noncontrolling interest redemption value adjustment	—	6,800	—	—
Net income (loss) available to Vera Bradley, Inc. common shareholders	$9,050	$14,016	$6,905	$(8,121)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
Cash flows from operating activities
Net income (loss)	$8,339	$(7,210)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	4,514	8,380
Amortization of operating right-of-use assets	10,026	10,843
Impairment charges	—	3,806
Amortization of intangible assets	1,537	4,714
Provision for doubtful accounts	26	1,622
Stock-based compensation	3,372	1,310
Deferred income taxes	236	1,760
Loss on investments	—	13
Adjustment of earn-out liability	—	229
Other non-cash gain, net	(45)	(22)
Changes in assets and liabilities:
Accounts receivable	(2,380)	(6,631)
Inventories	(6,632)	(12,613)
Prepaid expenses and other assets	2,153	(4,703)
Accounts payable	2,696	7,070
Income taxes	762	(6,193)
Operating lease liabilities, net	(13,202)	(7,726)
Accrued and other liabilities	5,085	5,274
Net cash provided by (used in) operating activities	16,487	(77)
Cash flows from investing activities
Purchases of property, plant, and equipment	(2,281)	(4,272)
Purchases of investments	—	(851)
Proceeds from maturities and sales of investments	565	23,031
Cash received for business acquisition	—	993
Proceeds from disposal of property, plant, and equipment	45	—
Net cash (used in) provided by investing activities	(1,671)	18,901
Cash flows from financing activities
Tax withholdings for equity compensation	(2,350)	(555)
Repurchase of common stock	—	(3,077)
Distributions to redeemable noncontrolling interest	(879)	(875)
Borrowings under asset-based revolving credit agreement	—	60,000
Repayment of borrowings under asset-based revolving credit agreement	—	(30,000)
Payment of contingent consideration for business acquisition	—	(18,677)
Net cash (used in) provided by financing activities	(3,229)	6,816
Effect of exchange rate changes on cash and cash equivalents	(9)	11
Net increase in cash and cash equivalents	$11,578	$25,651
Cash and cash equivalents, beginning of period	64,175	49,917
Cash and cash equivalents, end of period	$75,753	$75,568

Vera Bradley, Inc.
Second Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 31, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$80,361	$—		$80,361
Selling, general, and administrative expenses	68,729	768	1	67,961
Operating income (loss)	12,648	(768)		13,416
Income (loss) before income taxes	12,529	(768)		13,297
Income tax expense (benefit)	2,672	(130)		2,802
Net income (loss)	9,857	(638)		10,495
Less: Net income (loss) attributable to redeemable noncontrolling interest	807	(192)		999
Net income (loss) attributable to Vera Bradley, Inc.	9,050	(446)		9,496
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.26	$(0.01)		$0.28

Vera Bradley Direct segment operating income	$23,168	$—		$23,168
Vera Bradley Indirect segment operating income	$5,601	$—		$5,601
Pura Vida segment operating income (loss)	$3,226	$(768)	1	$3,994
Unallocated corporate expenses	$(19,347)	$—		$(19,347)

[1]Includes the amortization of definite-lived intangible assets

Vera Bradley, Inc.
Second Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Redemption Value Adjustment[6]	Other Items		Non-GAAP (Excluding Items)
Gross profit	$79,621	$—	$—		$79,621
Selling, general, and administrative expenses	62,155	—	3,552	1	58,603
Operating income (loss)	17,499	—	(3,552)		21,051
Income (loss) before income taxes	17,014	—	(3,552)		20,566
Income tax expense	8,687	—	677	2	8,010
Net income (loss)	8,327	—	(4,229)		12,556
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,111	—	(568)		1,679
Net income (loss) attributable to Vera Bradley, Inc.	7,216	—	(3,661)		10,877
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.42	$0.20	$(0.11)		$0.32

Vera Bradley Direct segment operating income (loss)	$22,822	$—	$(970)	3	$23,792
Vera Bradley Indirect segment operating income	$6,477	$—	$—		$6,477
Pura Vida segment operating income (loss)	$4,445	$—	$(2,274)	4	$6,719
Unallocated corporate expenses	$(16,245)	$—	$(308)	5	$(15,937)

[1]Items include $2,274 for the amortization of definite-lived intangible assets and $1,278 for technology-related re-platforming charges including certain professional fees and accelerated depreciation
[2]Related to the tax impact of the charges mentioned above, along with a change in estimate related to the first quarter other items
[3]Related to $970 for technology re-platforming charges
[4]Related to the amortization of definite-lived intangible assets
[5]Related to $308 for technology re-platforming charges
[6]Related to a $6.8 million increase in the income available to Vera Bradley, Inc. common shareholders associated with the excess portion of the ASC 480 adjustment for the redeemable noncontrolling interest of Pura Vida; this adjustment impacts the Company’s net income per share calculations only

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended July 31, 2021
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$139,525	$—		$139,525
Selling, general, and administrative expenses	129,625	1,537	1	128,088
Operating income (loss)	10,689	(1,537)		12,226
Income (loss) before income taxes	10,480	(1,537)		12,017
Income tax expense (benefit)	2,141	(293)		2,434
Net income (loss)	8,339	(1,244)		9,583
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,434	(384)		1,818
Net income (loss) attributable to Vera Bradley, Inc.	6,905	(860)		7,765
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.20	$(0.02)		$0.23

Vera Bradley Direct segment operating income	$34,028	$—		$34,028
Vera Bradley Indirect segment operating income	$10,062	$—		$10,062
Pura Vida segment operating income (loss)	$5,734	$(1,537)	1	$7,271
Unallocated corporate expenses	$(39,135)	$—		$(39,135)

[1]Includes the amortization of definite-lived intangible assets

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$113,809	$(1,320)	1	$115,129
Selling, general, and administrative expenses	121,937	11,700	2	110,237
Operating (loss) income	(8,075)	(13,020)		4,945
(Loss) income before income taxes	(8,632)	(13,020)		4,388
Income tax (benefit) expense	(1,422)	(3,053)	3	1,631
Net (loss) income	(7,210)	(9,967)		2,757
Less: Net income (loss) attributable to redeemable noncontrolling interest	911	(1,178)		2,089
Net (loss) income attributable to Vera Bradley, Inc.	(8,121)	(8,789)		668
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(0.24)	$(0.26)		$0.02

Vera Bradley Direct segment operating income (loss)	$11,857	$(6,842)	4	$18,699
Vera Bradley Indirect segment operating income (loss)	$9,233	$(387)	5	$9,620
Pura Vida segment operating income (loss)	$3,644	$(4,714)	6	$8,358
Unallocated corporate expenses	$(32,809)	$(1,077)	7	$(31,732)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $4,714 for the amortization of definite-lived intangible assets; $3,806 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability